Agreement no.: GEE25-044 SA IP TEMPLATE VERSION 200304 1 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. SERVICE AGREEMENT, [***] CONCEPT PHASE DEVELOPMENT MAIN DOCUMENT Name of Project: [***] Pre-Study up to and including Geely NPDS PS milestone. Short description of activities under this Service Agreement: The Service Provider will provide a pre study services for the new Polestar vehicle with the internal Polestar project name [***] pursuant to terms and conditions of this Agreement. This Service Agreement is between: Zhejiang Geely Automobile Engineering Technology Development Co., Ltd. (“浙江吉利汽车工程 技术开发有限公司” in Chinese) Reg. No. 91330201MACRMC3J0P, a limited liability company incorporated under the laws of People´s Republic of China, with its registered address: 918 Fourth Binhai Road, Hangzhou Bay New Zone, Ningbo Zhejiang Province, China (“Service Provider”), and Polestar Performance AB, Registration number 556653-3096, a limited liability company incorporated under the laws of Sweden and with its registered address Assar Gabrielssons väg 9, 405 31 Göteborg, Sweden (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in Appendix 1 (Service Specification). The provision of the Services shall be performed in accordance with the terms in this service agreement, main document together with its appendices (the “Service Agreement”). B. Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement. C. In light of the foregoing, the Parties have agreed to execute this Service Agreement. AGREEMENT 1. GENERAL 1.1. This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 (General Terms) sets out certain general terms and conditions Agreement no.: GEE25-044 SA IP TEMPLATE VERSION 200304 2 applicable to the Parties’ rights, obligations and the performance of the Parties’ activities hereunder (the “General Terms”). 1.2. All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms. 2. SERVICE SPECIFICATION 2.1. The Parties have agreed upon the scope and specification for the Services as specified in Appendix 1 (Service Specification). 2.2. The Services will be conducted in China. 3. AFFILIATE 3.1. Affiliate shall for the purpose of this Service Agreement have the following meaning: “Affiliate” means (i) for the Service Provider, any other legal entity that directly or indirectly controls, is controlled by or is under common control with Geely Auto and (ii) for Purchaser, any other legal entity that, directly or indirectly, is controlled by Polestar Automotive Holding UK PLC, “control” means the possession, directly or indirectly, of (i) at least fifty per cent (50%) of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. The Parties, however, agree to renegotiate this definition of "Affiliates" in good faith if it in the future does not reflect the Parties' intention at the time of signing this Service Agreement due to a restructuring or reorganization in relation to either of the Parties. 4. INTELLECTUAL PROPERTY RIGHTS 4.1. The Parties agree that the Party stated in Section 5.2 in Appendix 2 (General Terms) shall be the exclusive owner of corresponding Results (as defined in the General Terms in Appendix 2). 5. SERVICE CHARGES 5.1. In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as set forth in this Section 5 (the “Service Charges”). 5.2. The Service Charges [***] for the Services to be performed by Service Provider as set forth in Appendix 1 (Service Specification), which is RMB [***] Program. 5.3. The Service Charges shall be paid by telegraphic transfer in the currency: CNY. 5.4. If the Purchase or the Service Provider propose any change to the Services, which could be reasonably expected to affect cost or timing for provision of the Services, the Parties will negotiate in good faith in order to reach an equitable price adjustment or other appropriate adjustment Agreement no.: GEE25-044 SA IP TEMPLATE VERSION 200304 3 6. PAYMENT 6.1. If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser. 6.2. The Service Charges shall be invoiced by the Service Provider and paid by the Purchaser in accordance with what is set forth in the payment plan below in this section 6.2. and in accordance with what is set out in the General Terms. [***] 6.3. The Purchaser shall pay each valid invoice issued by the Service Provider under this Service Agreement within [***] calendar days from the invoice date of the invoice. 6.4. Service Provider holds the right to issue invoices provided that the delivery per agreed milestones under Appendix 1 are approved by Purchaser, for which approval shall not be unreasonably withheld. Notwithstanding any delay in the achievement of any milestone, if such delay is solely attributable to Purchaser (including Purchaser itself, its Affiliate, and Third Party designated by Purchaser). Service Provider shall be entitled to issue the corresponding invoice on the originally scheduled invoice issuance date, and Purchaser shall be obliged to make payment in accordance with such invoice issuance date without requiring prior Purchaser’s approval of the delivery per milestone. 7. GOVERNANCE FORUM 7.1. The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in Appendix 2 (General Terms). When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 7. 7.2. The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Geely and Polestar [***] Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 7.3. The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 8. ORDER OF PRIORITY 8.1. In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply: (1) This Main Document Agreement no.: GEE25-044 SA IP TEMPLATE VERSION 200304 4 (2) Appendix 2, General Terms – Service Agreement (3) Appendix 1, Service Specification (4) Appendix 1.1 NPDS Deliverables List (PSF milestone) (5) Appendix 1.2 NPDS Deliverables List (PS milestone) (6) Appendix 1.3 PSF milestone - Summary of Regulations (7) Appendix 3, Market Motor Matrix (MMM) (8) Appendix 5 – [***] (9) Appendix 4 CCR Process 9. NOTICES 9.1. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms: (a) To Service Provider: Zhejiang Geely Automobile Engineering Technology Development Co., Ltd. No. 818, Binhai 4nd Rd Hangzhou Bay New District, Ningbo Attention: [***] Email: [***] With a copy to: Attention: [***] (b) Email: [***]To Purchaser: Polestar Performance AB Assar Gabrielssons väg 9 405 31 Göteborg, Sweden Attention: [***] [***] With a copy to: Polestar Performance AB Assar Gabrielssons väg 9 405 31 Göteborg, Sweden Attention: [***] [***]

Agreement no.: GEE25-044 SA IP TEMPLATE VERSION 200304 5 This Service Agreement has been signed in five (5) originals, one (1) to the Purchaser and four (4) to the Service Provider. ZHEJIANG GEELY AUTOMOBILE ENGINEERING POLESTAR PERFORMANCE AB TECHNOLOGY DEVELOPMENT CO. LTD. By: By: Printed Name: Mingxiang Zhao Printed Name: Jonas Engström Title: Project Leader Title: COO ______ Date: 2026-01-12 _____________ Date: 23/12-2025 ____ By: By: Printed Name: Printed Name: Anna Rudensjö ______ Title: Title: General Counsel Date: _____________ Date: 23/12-2025__________ Agreement no.: GEE25-044 TEMPLATE VERSION 191016 1 5 0 4 1 9 T H ar al d ss o n M P V 2 0 2 0 -1 1 -0 5 Internal Information - Polestar SERVICE AGREEMENT - [***] CONCEPT PHASE DEVELOPMENT APPENDIX 1 SERVICE SPECIFICATION 1. GENERAL 1.1 This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 3. GENERAL DESCRIPTION 3.1 The Parties have agreed that the Service Provider will provide research and development services for the concept phase of the [***] project up to the Geely NPDS PS milestone. 3.2 The [***] Program will be managed according to Geely NPDS development process. 3.3 Change Management/Content Change Request (“CCR”): The Content Change Request process (CCR) during the project up to NPDS PS milestone shall be handled in accordance with the process described in Appendix 4 (CCR Process), and changes shall be agreed by the Parties in writing based on the template which separately agreed by the Parties. 4. DELIVERABLES AND TIMING 4.1 [***] Vehicle is a new [***] car, [***], with Job1 introduction target [***]. The [***] Vehicle will be based on [***]. 4.2 The [***] Vehicle will be launched on the markets listed in the Market Motor Matrix (“MMM”) included in Appendix 3 (MMM). The design and engineering of the [***] Vehicle should be fully compliant with regarding compulsory standards and legal regulations for the markets listed in Appendix 3 (MMM) and in accordance with the list of regulations confirmed by the Parties at the PSF milestone which include compulsory standards and legal regulations which are in effect or are known to enter into effect [***]. Service Provider’s commitment under this Section 4.2 and the Service Charges set forth in Section 5.2 of the Main Agreement are based on the regulatory standards and specifications confirmed by the Parties at the PSF milestone and detailed in Appendix 1.3 (PSF milestone - Summary of Regulations) For any new or modified regulations not identified at the PSF milestone, which require additional work or changes, the Parties shall agree in writing on the technical and commercial Agreement no.: GEE25-044 TEMPLATE VERSION 191016 2 5 0 4 1 9 T H ar al d ss o n M P V 2 0 2 0 -1 1 -0 5 Internal Information - Polestar implications prior to implementation. Any additional costs incurred for such compliance shall be borne by Purchaser. 4.3 In addition to what is set out in Section 4.2 Purchaser shall, prior to PS milestone, identify and propose to Service Provider the remaining local non-mandatory regulations and sustainability regulations which are in effect or are known to enter into effect up to [***] and that needs to be complied with. The Parties shall at PS milestone confirm these local non-mandatory regulations and sustainability regulations and they should be documented at PS milestone. Should the Purchaser require the Service Provider to adhere to standards, laws, or regulations beyond those agreed at PS milestone which require additional work or changes, the Parties shall agree in writing on the technical and commercial implications prior to implementation. Any additional costs incurred for such compliance shall be borne by Purchaser. 4.4 [***] Vehicle shall also be designed and engineered to meet [***]. 4.5 The Service Provider shall provide the milestone deliverables for the Geely NPDS PSF and PS milestones according to NPDS and as detailed in Appendix 1.1 (NPDS Deliverables List – PSF milestone) and Appendix 1.2 (NPDS Deliverables List – PS milestone). The deliverables should be provided before Geely NPDS PS milestone of [***] Program. 4.6 The activities covered by this Service Agreement shall commence upon signing of this Service Agreement and end at Geely NPDS PS milestone. Both Parties acknowledge and agree that the estimated time of the Geely NPDS PS Milestone [***]. 4.7 The Parties intend to enter into the Development Agreement for the research and development services of [***] Vehicles covering the phases from Geely NPDS PS milestone to FSR milestone (the “Further Service”), in which provisions of the scope, timing, final fixed service charge and payment plan for such Further Services will be included. Internal Information - Polestar Appendix 1.1 PSF Milestone Deliverables list [***]

Internal Information - Polestar Appendix 1.2 NPDS deliverables list (PS milestone) [***] Internal Information - Polestar Appendix 1.3 PSF milestone – Summary of Regulations [***] Agreement no.: GEE25-04 1 SERVICE AGREEMENT [***] CONCEPT DEVELOPMENT APPENDIX 2 GENERAL TERMS 1. BACKGROUND 1.1. This Appendix 2, General Terms – Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties. 2. DEFINITIONS 2.1 For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document. 2.2 “Appendix” means an appendix to the Main Document. 2.3 “Background IP” means the Intellectual Property Rights either: (a) owned by either of the Parties; (b) created, developed or invented by directors, managers, employees or consultants of either of the Parties; (c) to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement. 2.4 “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know- how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party Agreement no.: GEE25-04 2 learns from or about the other Party prior to or after the execution of this Service Agreement. 2.5 “Data Room” means the secure environment personal approved access information sharing platform agreed to be used between the Parties for making available the Results to Purchaser. 2.6 “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. 2.7 “Force Majeure Event” shall have the meaning set out in Section 16.1.1 2.8 “FSR” means the Final Status Report milestone where all agreed deliverables will be finally specified. 2.9 “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement. 2.10 “Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. 2.11 “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers. 2.12 “Main Document” means the contract document (with the heading “Main Document - Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix. 2.13 “Milestone” means an event or milestone based on Geely NPDS and the deadlines for such event according to the Vehicle Program Planner (VPP) set out in the relevant Change Agreement. For clarity, the Parties have agreed to follow the Geely NPDS. 2.14 “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement. 2.15 “PS” means the Program Start milestone according to Geely NDPS, with target date of [***] . 2.16 “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part,

Agreement no.: GEE25-04 3 divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. 2.17 "Personal Data" has the meaning set out in the Data Protection Laws. 2.18 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. 2.19 “Results” shall mean any new outcome of the Services uniquely provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification, if any) and any other such kind of outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not. 2.20 “Results Owner” shall mean the Party which shall be the owner of the Results in accordance with what is set forth in Section 5.2. 2.21 “Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto. 2.22 “Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time. 2.23 “Service Charges” means the service charges as set forth or referenced to in the Main Document. 2.24 “Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement. 2.25 “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement. 2.26 “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. 3. PROVISION OF SERVICES 3.1 Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification. 3.2 Making available the Results. Service Provider shall make the Results (or if not finalised, any part of the Results that has been finalised) available to Purchaser within the timeframes specified in the Service Agreement no.: GEE25-04 4 Specification, but under all circumstances promptly after any part of the Results has been finalised. The Results shall only be made available in a Data Room. The Results (or any finalised part thereof) shall be deemed made available by Service Provider to Purchaser if such files have been electronically loaded into and made accessible by Service Provider in the Data Room agreed upon. 3.3 Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services. 3.4 Subcontractors. The Parties acknowledge that Service Provider may appoint its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof. Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed. 3.5 Relationship between the Parties. 3.6 The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties. 4. SERVICE REQUIREMENTS 4.1 All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner. 4.2 When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. 4.3 Service Provider acknowledges that time is of essence and Service Provider agrees to strictly respect and adhere to the deadline set out in the Service Specification in Appendix 1. In the event Service Provider risks not to meet an agreed deadline or is otherwise in delay with the Agreement no.: GEE25-04 5 performance of the Services, Service Provider shall appoint additional resources in order to avoid the effects of the anticipated delay or the delay (as the case may be). 4.4 In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible. 4.5 In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 15.4. 4.6 Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services. 4.7 Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects. 5. INTELLECTUAL PROPERTY RIGHTS 5.1 Ownership of existing Intellectual Property Rights. Each Party remains the sole and exclusive owner of (i) any Intellectual Property Rights owned prior to the execution of this License Agreement, (ii) any Intellectual Property Rights developed or otherwise acquired independently of this License Agreement, and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party. Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party. 5.2 Ownership of Results. In the event the Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that Purchaser shall be the exclusive owner of such Results, except to the extent such Results (i)constitute supplier IP, or (ii) are created based on or incorporated with Background IP of Service Provider or its Affiliates. Upon Purchaser’s due and full payment of the Service Charges in accordance with Section 6 in Main Document, the IP ownership of such Results shall be transferred from Service Provider to Purchaser. Purchaser shall further have the right to transfer, sublicense, modify and otherwise freely Agreement no.: GEE25-04 6 dispose of the Results, however with the restrictions set forth in Section 5.3 License Grant below. 5.3 License grant. Upon Purchaser’s timely payment of Service Charges according to what is set out in the Main Agreement, Purchaser shall be entitled to use the Results only for its own internal evaluations with respect to the [***] Vehicle (the “Pre-Study Purpose”) , but is not entitled to and shall not, on its own or having any third party on its behalf, use the Results in part or as a whole, for any commercial purposes, for example, development, manufacturing, marketing, or sale of any products based on or incorporated with any part of the Results, unless otherwise agreed in writing. Notwithstanding anything to the contrary in the Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein. Parties shall enter into a separate license agreement with regards to the use of Service Provider’s and/or its Affiliates’ Background IP, except as expressly stated herein. 5.4 [***] [***]. 5.5 Polestar Brand name. For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Polestar” brand name, or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind. This means that this Service Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 5.6 Geely brand name. Correspondingly, it is especially noted that this Service Agreement does not include any right to use the “Geely” brand name or Trademarks, or refer to “Geely” in communications or official documents of whatever kind. This means that this Service Agreement does not include any rights to directly or indirectly use “Geely” brand name or “Geely” Trademarks, on or for any products or when marketing,

Agreement no.: GEE25-04 7 promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 6. SERVICE CHARGES 6.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document. 7. PAYMENT TERMS 7.1 The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7. 7.2 Purchaser shall bear the VAT and surtaxes, and Service Provider shall bear the Withholding Tax, which are applicable in accordance with local legislation to amounts and payments referred to in this Service Agreement. 7.3 Upon tax authority request, Service Provider should provide the supporting documents to help Purchaser prove the arm’s length nature of the payment. 7.4 Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser by telegraphic transfer within [***] after the invoice date. 7.5 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on [***]. 7.6 Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document. 8. INSPECTION RIGHTS 8.1 Inspection shall be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the inspection, each Party shall be entitled to escalate such issue to the Steering Committee. 9. REPRESENTATIONS 9.1 Each Party warrants and represents to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; Agreement no.: GEE25-04 8 (b) it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 9.2 To the extent any Background IP is embedded, or otherwise included, in the Results and subject to the Section 5.3 above, the Parties acknowledge that such Background IP shall be licensed on an “as is” basis and solely for facilitating Purchaser’s internal evaluation of the Results for Pre-Study Purpose as agreed hereunder, without any warranties or representations of any kind (except for the warranties in Section 9.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible 10. SERVICE WARRANTY 10.1 When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge. 10.2 Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing. 10.3 Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and Agreement no.: GEE25-04 9 assistance within that Party’s control that are of importance in order to properly defend against a claim. 11. LIMITATION OF LIABILITY 11.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement. 11.2 Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to [***]. 11.3 The limitations of liability set forth in this Section 11 shall not apply in respect of: (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence; (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below. (d) damage arising out of an infringement, or alleged infringement, of the other Party’s Intellectual Property. 12. GOVERNANCE AND CHANGES 12.1 Governance. The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement. The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee. If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision. 12.2 Changes. During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above and in Appendix 4. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time. The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, Agreement no.: GEE25-04 10 until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification. 13. CONFIDENTIAL INFORMATION 13.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 13.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate: (a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is obtained from a Third Party who is free to divulge the same; (d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; (e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or (f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 13.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13. 13.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent

Agreement no.: GEE25-04 11 confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information. 13.5 If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to 18.1.6 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 13.6 For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider. 13.7 This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time. 14. RESPONSIBLE BUSINESS 14.1 [***] 14.2 The Parties agree that, the Responsible Business clauses to be agreed by the relevant parties in subsequent agreement(s) for this [***] project (including without limitation the Framework Agreement and the Responsible Business clauses under such Framework Agreement), once executed by the relevant parties thereof, shall supersede Section 14.1 above and apply retrospectively to this Service Agreement from the effective date hereof, mutatis mutandis, as if fully incorporated herein. 15. TERM AND TERMINATION 15.1 This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until Geely NPDS PS milestone. 15.2 Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event: (a) the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within [***]from written notice from the other Party to remedy such breach (if capable of being remedied); or (b) if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. Agreement no.: GEE25-04 12 15.3 For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement. 15.4 Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 18.1. 15.5 Purchaser shall in addition be entitled to cancel the Services performed by Service Provider and terminate this Service Agreement for convenience upon 30 days written notice to Service Provider. In such event, Service Provider shall, upon request from Purchaser and Purchaser’s timely payment of Service Charge, promptly make available in the Data Room (if applicable) any and all parts of the Results which have been finalised on the effective date of the cancellation. Moreover, the “Results” shall for the purposes of this Service Agreement be considered such parts of the Results that Service Provider has finalised on the effective date of the cancellation. 15.6 [***]. 15.7 This Agreement may be terminated by the Parties upon mutual agreement in writing. 16. MISCELLANEOUS 16.1 Force majeure. Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event. A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non- performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 16.2 Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid Agreement no.: GEE25-04 13 overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery; (b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission; (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate. 16.3 Assignment. Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent. 16.4 Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 16.5 Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended. 16.6 Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices. 16.7 Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid. 16.8 Survival. If this Service Agreement is terminated or expires pursuant to Section 14 above, Section 5 (Intellectual Property Rights), Section 13 (Confidentiality), Section 16 (Governing Law), Agreement no.: GEE25-04 14 Section 17 (Dispute Resolution) as well as this Section 16.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. Notwithstanding Section 16.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 16.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination. 17. GOVERNING LAW 17.1 This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of the People’s Republic of China without giving regard to its conflict of laws principles. 18. DISPUTE RESOLUTION 18.1 Escalation principles. In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice served pursuant to Section 18.1.1 above, such deadlock will be referred to the CEO´s of each Party, which shall use reasonable endeavours to resolve the situation in the same way as indicated above. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the General Counsels of each Party immediately and Section 18.1.2 above shall not apply. If the General Counsels of each Party cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter

保密：一级 ★

Agreement no.: GEE25-04

was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 18.1.6 below.

18.1.5 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

18.1.6 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 18.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

18.2 Arbitration.

18.2.1 Any dispute, controversy or claim arising out of or in connection with the Agreement, or the breach, termination or invalidity thereof, shall be submitted to China International Economic and Trade Arbitration Committee ("CIETAC") for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC's arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese;

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under the Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

18.2.2 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to the Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

18.2.3 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

15

Appendix 3

MMM

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Internal Information - Polestar

Appendix 4 to Agreement no.: GEE25-044

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Content Change Process (CCR)
Version 20250113


1
Polestar or Geely requests a change in scope
2
Put forward change request to function and business teams on the PPGM
3
Alignment between function teams on feasibility
4
Official CCR release to Business Offices
5
Geely Business Offices send quotation
6
Function teams align content in Project Convergence Meeting
(including technology, time and cost impacts)
7
Polestar Finance team to review the cost impacts
8
Decision to be made by Polestar in PPGM
9
Polestar confirms the quotation and sign the specific CCR

Content Change Process (CCR) happens when any contents within the Service Specification is requested to be changed by either Party during the project up to PS milestone

Appendix 5

Code of Conduct for Business Partners

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Internal Information - Polestar